Exhibit 99.1
Contact:
Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Appoints
Former Inamed Senior Executive
as Chief Financial Officer

Boston, MA, Sep. 8, 2008—Orthofix International N.V. (NASDAQ: OFIX) announced today that Robert S. Vaters has been appointed as the company’s Executive Vice President and Chief Financial Officer effective September 7, 2008.

Mr. Vaters joins Orthofix after almost four years as a senior executive at Inamed Corporation, where he was Executive Vice President, Chief Financial Officer and Head of Strategy and Corporate Development.  Inamed Corporation, a global medical device company, was acquired by Allergan Inc. in March of 2006.  During Mr. Vaters’s tenure at Inamed a number of significant milestones were achieved, including a debt refinancing, the completion of several licensing transactions, numerous FDA product approvals, the implementation of an enterprise resource planning (ERP) program and, most significantly, an increase of over $2.8 billion in shareholder value.

Since 2006, Mr. Vaters has been General Partner of a health care private equity firm, which he co-founded, and serves on the Boards of two health care companies.

Orthofix’s CEO, Alan Milinazzo, stated, “Bob’s experience in providing financial and strategic leadership for global companies and his knowledge of the medical device industry will be valuable assets as we continue to focus on strengthening our legacy businesses while executing the strategy for our emerging spine business.”

Tom Hein, who has served as Orthofix’s CFO for more than eight years, will remain with the Company as Executive Vice President of Finance.

About Orthofix International, N.V.
Orthofix International, N.V., a global medical device company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle.  Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies including Kendall Healthcare.  In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute.  For more information about Orthofix, please visit www.orthofix.com.

Inducement Grants
In conjunction with his appointment, Mr. Vaters entered into an employment agreement with Orthofix that is substantially similar to agreements in place with the Company’s other senior officers.  As an additional inducement for him to enter into the employment agreement, Mr. Vaters will receive an initial award of 150,000 stock options at an exercise price of $25.05.  These options will vest in one-third increments beginning on the first anniversary of his date of employment.  This grant will be made as part of a standalone inducement stock option agreement, but on terms substantially the same as grants made under the Company’s Amended and Restated 2004 Long Term Incentive Plan and related stock option agreement.  This agreement, and Mr. Vaters’s employment agreement, include provisions for accelerated vesting of the options upon a change of control, or in the event of  termination without cause or resignation for good reason as defined in those agreements.

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